Exhibit 99.3

CANDELA CORPORATION

530 Boston Post Road

Wayland, Massachusetts 01778

Dear Stockholder:

According to our latest records, we have not yet received your proxy for the important Annual Meeting of Candela Corporation Stockholders to be held on December 12, 2008.  Your Board of Directors unanimously recommends that shareholders return the enclosed proxy card voting FOR all of the items on the agenda.

Since approval of the Adoption of the 2008 Stock Plan and Adoption of the Amendment to create a class of Preferred Stock requires the affirmative vote of a majority of the outstanding shares, your vote is important, no matter how many or how few shares you may own.

We also want to advise you that RiskMetrics, a leading independent proxy voting and corporate governance advisory firm, has also recommended that shareholders vote FOR approval of the 2008 Stock Plan and the Amendment to create a class of Preferred Stock.

Please help your company avoid the expense of further solicitation by voting TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Thank you for your continuing support,

Paul R. Lucchese

Secretary

REMEMBER:

You can vote your shares by telephone, or via the Internet.

Please follow the easy instructions on the enclosed card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.